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                                                                  EXHIBIT (4)(i)


                              FIRST SUNAMERICA LIFE
                                INSURANCE COMPANY

              RETURN OF PURCHASE PAYMENT DEATH BENEFIT ENDORSEMENT

Notwithstanding any provision in the Contract to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

This Endorsement modifies the "DEATH PROVISIONS" section in the Contract, as set forth below.

The following terms are added to the "DEFINITIONS" section of the Contract:

      "CONTINUATION DATE" - The date on which We receive, at Our Annuity Service
      Center: (a) the Spousal Beneficiary's written request to continue the Contract, and (b) Due Proof of Death of the Owner. If We receive (a) and
      (b) on different dates, the Continuation Date will be the later date.

      "REQUIRED DOCUMENTATION" - (a) Due Proof of Death that the Owner or the Spousal Beneficiary died before the Annuity Date; and (b) an election form specifying the payment option(s); and, (c) any other documentation We may require.

      "SPOUSAL BENEFICIARY" - The original deceased Owner's surviving spouse who is designated as the primary Beneficiary at the time of the Owner's death and may continue the Contract as the Owner on the Continuation Date.

      "WITHDRAWAL(S)" - Amount(s) withdrawn from the Contract Value.

Item 3 under the section titled "DEATH OF OWNER BEFORE THE ANNUITY DATE" in the Contract is modified as follows:

      3. If eligible, continue the Contract as a Spousal Beneficiary. On the Continuation Date, We will contribute to the Contract any amount by which the Death Benefit exceeds the Contract Value, calculated as of the Owner's date of death. This amount is not considered a Purchase Payment except in the calculations of the certain Death Benefit components upon the death of the Spousal Beneficiary.

The "AMOUNT OF DEATH BENEFIT" provisions are modified as follows:

      WITHDRAWAL ADJUSTMENTS - The amount of the Death Benefit will be adjusted for Withdrawals as follows:

            (a) The amount of adjustment will be the amount of each Withdrawal, including any charges and fees applicable to such Withdrawal, if the current Contract Year's cumulative Withdrawals, including this Withdrawal, are taken prior to Your [81st] birthday and are less than or equal to the Maximum Annual Withdrawal Amount, if applicable, as defined in Your Contract; or

            (b) The amount of adjustment will be a proportion of the Death Benefit equal to the proportion that each Withdrawal, including any charges and fees applicable to such Withdrawal, reduces the Contract Value, if the current Contract Year's cumulative Withdrawals, including this Withdrawal, are taken on and/or after


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                  Your [81st] birthday and/or are in excess of the Maximum
                  Annual Withdrawal Amount as defined in Your Contract.

      AMOUNT OF DEATH BENEFIT

      Upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit and it will be the greater of:

            1. The Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or


            2. Purchase Payment(s) received prior to the Owner's [86th] birthday reduced by any Withdrawal Adjustments.

      NOTE: In declining market environments, the Death Benefit payable may be less than the Purchase Payments received.

SPOUSAL BENEFICIARY CONTINUATION

      If the Spousal Beneficiary continues the Contract on the Continuation Date, the Death Benefit payable upon the death of the Spousal Beneficiary will be as follows:

      If the Spousal Beneficiary was age [85 or younger] on the Continuation Date, upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit and it will be the greater of:

            1. The Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

            2. The Contract Value on the Continuation Date, plus Purchase Payment(s) received prior to the Spousal Beneficiary's [86th] birthday, and reduced by any Withdrawal Adjustments after the Continuation Date.

If the Spousal Beneficiary was age [86 or older] on the Continuation Date, the Death Benefit will be the Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

The Death Benefit payable will accrue interest at Our current rate from the date of death to the date the Death Benefit is distributed.

Signed for the Company to be effective on the Contract Date.

FIRST SUNAMERICA LIFE INSURANCE COMPANY


          /s/ Jay S. Wintrob
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            Jay S. Wintrob
              President



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